Exhibit 10.4

                   Letterhead of Capital Resources Group, Inc.
  1211 Connecticut Ave., N.W. Suite 200 Washington, DC 20036 Tel (202)466-5685
                               Fax (202) 466-5695




                       PROPOSAL FOR APPRAISAL SERVICES AND
                          BUSINESS PLANNING ASSISTANCE


          in connection with the planned mutual-to-stock conversion of



                               GOSHEN SAVINGS BANK
                                Goshen, New York







                                February 6, 1997

                   Letterhead of Capital Resources Group, Inc.
  1211 Connecticut Ave., N.W. Suite 200 Washington, DC 20036 Tel (202)466-5685
                               Fax (202) 466-5695

                                                              February 6, 1997


Mr. Clifford E. Kelsey, Jr.
President and Chief Executive Officer
Goshen Savings Bank
One South Church Street
Goshen, New York 10924-2103


Dear Mr. Kelsey:

       This letter sets forth the agreement between Goshen Savings Bank ("Goshen Savings" or the "Bank") and Capital Resources Group, Inc. ("CRG"), whereby Goshen Savings has engaged CRG to determine the estimated pro forma market value of the shares of common stock that are to be issued and sold by the Bank in conjunction with its conversion into a stock savings institution (the "Conversion") and to prepare the regulatory business plan for the formation of the new holding company.

       CRG agrees to deliver the valuation, in writing, to the Bank at the above address on or before a mutually-agreed upon date. Further, we agree to discuss with the board of directors the valuation, the methodology employed and other relevant factors of the appraisal. In addition, CRG agrees to undertake all the necessary filing requirements with respect to the valuation appraisal report with the appropriate regulatory agencies. It is understood that the services of CRG under this agreement shall be limited as described above. CRG is an affiliate of Capital Resources, Inc. which is offering marketing agent services separately.

       Goshen Savings agrees to pay CRG for its services to prepare the appraisal and the regulatory business plan and to reimburse CRG for certain expenses necessary and incident to the completion of the appraisal. Professional fees for our services are $20,000 for the appraisal and $10,000 for the regulatory holding company business plan. Payment of the appraisal and business plan fees shall be made according to the following schedule:

       o $5,000 upon execution of this letter of agreement;
       o $15,000 upon delivery of the completed appraisal report; and
       o $10,000 upon delivery of the completed regulatory business plan.

       Any updated appraisal reports necessary in the conversion process will be produced for a fixed fee of $5,000. Typically, no updates are required for the business plan.

       As part of the due diligence process, CRG will require that senior management be available for a management review session conducted on the Bank's premises.

       Reimbursement of expenses for travel, communications, reproduction, data and computer time shall be paid to CRG as incurred and billed. CRG will make every attempt to hold these costs to a minimum, but in no event will they exceed $5,000 without the prior approval of the Bank.

       In the event the Bank shall, for any reason, discontinue its conversion to a stock savings institution prior to the regulatory filing of the original appraisal and business plan, the Bank agrees to compensate CRG according to CRG's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed $30,000 plus reimbursable expenses.

       If, during the course of the Bank's Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal and business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and CRG. Such unforeseen events shall include, but not be limited to, major changes in procedures as they relate to conversion regulations, appraisal guidelines or processing procedures as they relate to conversions, major changes in management, operating policies or financial condition, and excessive delays in completing the transaction and/or suspension of processing of conversions such that completion of the proposed Conversion requires the preparation by CRG of a new appraisal report which differs substantially from the appraisal report prepared by CRG.

       The Bank and CRG hereby agree to the following:

       1. The Bank agrees to supply to CRG such information with respect to its business and financial condition as CRG may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to CRG shall include without limitation: annual financial statements, periodic regulatory filings and material agreements, debt instruments, commitments and contingencies, potential gains/losses and corporate books and records.

       2. The Bank hereby represents and warrants to CRG that any information provided to CRG does not and will not, to the best of the Bank's knowledge, at all relevant times, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading.

       3. (a) The Bank agrees that it will indemnify and hold harmless CRG and any affiliates of CRG who act for or on behalf of CRG in connection with the services called for under this agreement, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) caused by or arising out of any untrue statement of a material fact contained in the information supplied by the Bank to CRG or by an omission to state a material fact in the information so provided that is required to be stated therein or necessary to make the statements not misleading.

           (b) The Bank will not be responsible for any such losses, claims, damages and liabilities if CRG is determined to be negligent or otherwise at fault.

           (c) CRG will not be responsible for any such losses, claims, damages and liabilities to the extent that it reasonably relied upon information furnished by the Bank whether or not the Bank is determined to be negligent or otherwise at fault.

           (d) Should CRG incur legal expenses in defending any legal action challenging the valuation where CRG is not negligent or otherwise at fault or is found by a court of law to be not negligent or otherwise at fault, the Bank will indemnify CRG for all such expenses.

       The Bank and CRG are not affiliated, and neither the Bank nor CRG has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

       Please acknowledge your agreement to the foregoing by signing as indicated below and returning to CRG a signed copy of this letter.

                                         Sincerely,

                                         CAPITAL RESOURCES GROUP, INC.

                                         /s/ David P. Rochester
                                         -------------------------------------
                                         David P. Rochester Chairman and Chief
                                         Executive Officer
DPR/cct

Agreed To and Accepted By:

Goshen Savings Bank
/s/ Clifford E. Kelsey, Jr.               2/10/97
signed                                      date
Clifford E. Kelsey, Jr.
President and Chief Executive Officer